Exhibit (h)(9): Amendment to Dividend Disbursing and Transfer Agent
       --------------       Agreement between the Registrant and
                                 NC Shareholder Services, LLC


                                    Exhibit B
                                    ---------

                              AMENDED AND RESTATED
                     TRANSFER AGENT'S COMPENSATION SCHEDULE

                         As Amended on December 21, 2000


For the services delineated in the DIVIDEND DISBURSING AND TRANSFER AGENT AGREEMENT, the Transfer Agent shall be compensated monthly, according to the following fee schedule.


    Shareholder servicing fee:
    -------------------------

    $15.00 per shareholder per year

    Minimum fee of $1,500 per month, plus $750 per month for each additional class of shares.




















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